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                                                                  Exhibit 10 (c)




                      CLEVELAND-CLIFFS INC AND SUBSIDIARIES
                      MANAGEMENT PERFORMANCE INCENTIVE PLAN
                                     SUMMARY

                            EFFECTIVE JANUARY 1, 2000

1. The Management Performance Incentive Plan ("MPI Plan") provides a significant financial incentive for designated management employees of Cleveland-Cliffs Inc and subsidiaries ("Company") to maximize Company, unit, and personal performance in achieving current results and longer range objectives. The Plan is designed to place a significant portion of annual compensation at risk with performance and to provide above average compensation for outstanding performance.

2. The MPI Plan is administered by the Company's Compensation and Organization Committee ("Committee") which is composed of non-employee Directors, none of whom are eligible to participate in the Plan.

3. Participants in the Plan are officers and salaried employees in designated management positions. The number of designated management positions is controlled through the salaried position classification process to maintain an efficient ratio of management to non-management employees.

4. Each position is classified in a salary grade based on a study of national compensation data and internal organizational relationships. Position classifications are periodically reviewed to maintain a compensation level which is competitive with similar positions in similar companies. The general objective is to establish salary grades based on 50th percentile of survey data.

5. The study of national compensation data includes determination of typical performance bonus payments for management positions at various responsibility levels. This data is used to determine a competitive percentage "target bonus" based upon the salary range midpoint. All jobs in a salary grade have the same target bonus. The percentage targets may be revised periodically according to survey data.



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6.      The Chief Executive Officer ("CEO") approves the classification, salary range, and percentage target bonus for all management positions except officer positions of Secretary rank and higher, which are approved by the Committee. The Committee is provided a list of all position classifications, salary ranges and target bonuses annually.

7. Each year the Committee will approve a bonus funding structure which will be used to determine the participants' bonus pool for the then current year based on the Company's performance as measured by pre-tax return on net assets (EBT RONA). The levels of EBT RONA required under the bonus funding structure will be calibrated each year based upon the current business environment with a minimum bonus opportunity threshold approximately equal to the Company's royalty and management fee income. Upside bonus payments (beyond threshold) are based upon business plan targets for the year. Notwithstanding the established EBT/RONA levels for such year, and if otherwise warranted, the Committee has the discretion to approve a bonus pool of up to 35% of the target bonus for elected officers and up to 50% of the target bonus for management positions

8. In the January following the close of each year, the participants' bonus pool will be determined using the EBT RONA bonus funding formula. Such funded pool can be zero and cannot exceed 300% of the officers' aggregate target bonuses and cannot exceed 200% of the non-officers' aggregate target bonuses. Of the funded pool, 75% will be distributed to participants on a ratable basis according to their target bonuses. The remaining 25% of the funded pool will be distributed based upon a judgment by the CEO and Committee as to how well each participant's performance has supported the Company in meeting its strategic objectives for the year. Upon the approval of the Committee, an additional bonus pool of 10% of target bonuses will be set aside for distribution at the discretion of the CEO. When used, discretionary awards will reward participants whose contributions to achievement of strategic objectives exceeded all expectations.

9. At the discretion of the Committee and subject to the availability of authorized stock, awards may be made in cash or shares of the Company's stock or a combination thereof, and restrictions may be placed on the vesting of any stock award.

10. Generally, bonus payments to participants will be made by the end of February for the prior calendar year after audited financial results are determined.

11. Following designation as a participant in the Plan and prior to the payment of a bonus, neither the participant nor the estate or anyone claiming through such participant has any right to share in the bonus pool for such year. However, the Plan provides, at the sole discretion of the Committee and CEO, that awards may be made to a participant whose employment terminates during the calendar year


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        or to the participant's beneficiaries when circumstances warrant favorable consideration for an award for such year.

12. A participant has no right, title or interest in any assets of the Company and subsidiaries by reason of any award made pursuant to this Plan and such award reflects only an unsecured contractual obligation to make the payment to the participant of the approved award under the terms and conditions of the Plan.

13.     The Board of Directors may modify or terminate this Plan at any time.




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